Exhibit 99.2

June 4, 2026

Board of Directors
Helix Energy Solutions Group, Inc.
3505 West Sam Houston Parkway North, Suite 400
Houston, TX 77043

Re:	Registration Statement on Form S-4 of Helix Energy Solutions Group, Inc., filed June 4, 2026 (the “Registration Statement”)

Ladies and Gentlemen:
Reference is made to our opinion letter, dated April 22, 2026 (“Opinion Letter”), with respect to the fairness from a financial point of view to Helix Energy Solutions Group, Inc. (the “Company”) of the exchange ratio of 10.27167 shares of common stock, par value $0.00001 per share of the Company to be issued in exchange for each outstanding share of common stock, par value $0.00001 per share of Hornbeck Offshore Services, Inc. (“Hornbeck”), other than Excluded Shares and Dissenting Shares (each, as defined in the Agreement (as defined below)), pursuant to the Agreement and Plan of Merger, dated as of April 22, 2026 (the “Agreement”), by and among the Company, Odyssey Sub, Inc., a wholly owned subsidiary of the Company, Hercules Sub LLC, a wholly owned subsidiary of the Company, and Hornbeck.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Helix’s Financial Advisor,” “The Mergers—Background of the Mergers,” “The Mergers—Recommendation of Helix’s Board and Reasons for the Mergers,” “The Mergers—Opinion of Helix’s Financial Advisor” and “The Mergers—Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the proxy statement/prospectus included in the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)